THE ROYAL MIRAGE
                                   BEACH HOTEL
                          (A SUN INTERNATIONAL RESORT)

Management Agreement between
The Government of Dubai (hereinafter called "Owner")
  and
Sun International Management Limited (hereinafter called "Manager"), a company incorporated under the laws of the British Virgin Islands and having its registered office in P.O. Box 146, Road Town, Tortola, British Virgin Islands
  and
Sun International Hotels Limited, a company Incorporated under the laws of The Commonwealth of the Bahamas

Recitals

Whereas Owner is causing to have constructed a 258 room luxury resort hotel ("the Property") at Jumeira Beach, Dubai:

Whereas Manager has extensive experience in planning, designing, constructing, decorating, furnishing, equipping, promoting, operating and managing luxury resort hotels in different areas of the world and is willing to manage the operation of the Property and to perform certain pre-opening management services;

Whereas as Owner and Manager wish to enter into an agreement for such operating management and pre-opening management services;

Now therefore the parties hereto covenant and agree as hereinafter set out:

1.    Definitions

      Unless inconsistent with the context, the following terms shall have the meaning assigned to them hereunder. When used herein, the words

1.1   "Owner" - The Government of Dubai

1.2   "Manager" - Sun International Management Limited

1.3 "The Property" - the luxury resort hotel, currently being constructed and currently named the Mirage Beach, located at Jumeria Beach, Dubai, as well as any extension and/or addition to the resort on the adjacent site

1.4 "IAS" - the accounting standard as published by the International Accounting Standards Committee

1.5 "Gross Revenues" - all revenue and income generated from the operation of the Property and the related facilities as calculated in accordance with IAS, after deducting all bad debts written off (unless and until such debts are recovered whereupon they shall be treated as receipts and revenue in the operating year during which they are recovered), direct subsidy payments, governmental allowances, grants and awards, or other forms of incentive payments, or awards, gratuities to employees, PROVIDED that such revenue shall not include:

      (a) receipts of tenants, licensees and concessionaires (but including rents received from such tenants, licensees and concessionaires);

      (b)   federal and local taxes collected from patrons or guests;

      (c) proceeds arising from the sale or other disposition of capital assets, operating equipment or supplies;

      (d) all proceeds from insurance claims (except those resulting from loss of revenue);

      (e) interest income earned on funds deposited in banks or any other investment activity; and
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      (f)   service charge collected from patrons or guests;

1.6 "Gross Operating Profit" - the Gross Revenues of the Property (including any staff gratuities not paid out to employees) and its related facilities
      LESS:

      A. All operating expenses calculated pursuant to IAS including, but not limited to:

            (i)   cost of food, beverages and other saleable items;

            (ii) remuneration, benefits and entitlement of all the employees of the Property and the related facilities including the General Manager and the Financial Controller;

            (iii) operating expenses of a revenue nature including but not limited to costs of re-supplying rooms, after occupancy, of printing and stationery and other guest supplies, laundry and all other costs associated with supplies and providing accommodation and food and beverage services;

            (iv) unallocated expenses of a revenue nature related to the operation of the Property and the related facilities including administration and general expenses, cost of training employees, advertising and business promotion expenses, heat, light, power and water and repairs and maintenance expenses;

            (v) all other expenses of a revenue nature relating to the operation of the Property and the related facilities including the cost of replacement of items of operating equipment;

            (vi)  a reasonable provision for doubtful debts;

            (vii) taxes (if any and only to that extent) assessed against or payable by the Manager in connection with the operation of the Property and the related facilities, but excluding any tax payable on profit and/or income in the hands of the Owner and/or of the Manager and/or on or in respect
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                  of the fees receivable by the Manager hereunder and/or in the nature of withholding tax or lump sum deductions;

           (viii) the Base Fee payable to the Manager under Section 8.1;

            (ix) legal, accountancy and other professional fees, costs and expenses incurred in connection with the operation of the Property and the related facilities;

            (x) costs incurred in respect of any local recruited persons who may be selected for a reasonable period of training prior to entering the service of the Property and the related facility;

            (xi) out-of-pocket and traveling expenses of employees of the Manager necessarily incurred to ensure the efficient management of the Property and the related facilities;

            (xii) commissions allowed to travel agents;

           (xiii) insurance premiums;

            (xiv) rent paid to the Owner for staff accommodation; and

            (xv) all other payments/expenses of a revenue nature incurred in the course of operating the Property and the related facilities.

      B. Depreciation of furniture, fixtures and equipment as listed in Schedule A, but excluding depreciation on building; and

      C. Amortization of pre-opening management expenses and pre-opening expenses over a period of sixty (60) months from the opening of the Property to paying patrons.

1.7 "Base Fees" - the fees based upon a percentage of Gross Revenues payable by Owner to Manager for performance of the management duties described herein

1.8 "Incentive Fee" - the fees based upon a percentage of Gross Operating Profit payable by Owner to Manager for performance of the management duties described herein

2.    Appointment

2.1 Owner appoints and engages Manager, which accepts such appointment and engagement, to service Owner as its exclusive agent in the performance of the ongoing and pre-opening management, direction, control and general conduct of the Property subject to the terms and conditions herein contained.

2.2 Owner recognizes that Manager is part of an international organization and that some services to be performed by the Manager hereunder may be performed by Manager at such location as Manager may reasonably determine other than Dubai.

3.    Terms of Agreement

3.1 Subject to earlier termination as provided in Clause 16 below this agreement shall commence from the date of signature and shall endure until twenty (20) years from the opening of the Property to paying patrons.

3.2 Owner and Manager shall have the right to renegotiate the management fee schedule described in Clause 8 of this agreement after 10 years from the opening of the Property provided that any amendments to this Clause 8 shall be commercially reasonable and consistent with prevailing industry standards.

4.    Pre-opening Management

4.1 Manager shall, as exclusive agent for Owner for such purposes, perform Pre-opening management services during the course of the development of the Property which shall comprise some of or any combination of the following:

      4.1.1 to review and give advice on the schematic plans, final sets of architectural plans and specifications;

      4.1.2 to give assistance and advice regarding interior design, including the theme treatment and functional layout of facilities, advice regarding layout plans, elevations, color schemes and specifications for carpeting, furniture, fabrics, decor and such like;
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      4.1.3   to give assistance and advice regarding the recommended standards for water treatment, heating, ventilation, air conditioning, plumbing and drainage, electrical distribution, elevators, escalators and telephone and public address systems;

      4.1.4 to give assistance and advice regarding lighting plans and specifications;

      4.1.5 the establishment of operating standards, practices and procedures in accordance with those generally associated with international luxury resort hotels;

      4.1.6 the recruitment and training of the optimum number of employees required to operate the Property and to ensure that they are competent to deliver the standards of service required in a luxury property; and

      4.1.7 the organization and operation of a pre-opening marketing campaign including any pre-opening promotional functions.

5.    Manager's Reimbursement for Pre-opening Management

5.1 As consideration for the performance of the Pre-opening management services pursuant to the terms of Article 4.1, Owner shall reimburse Manager in U.S. dollars all reasonable traveling and reasonable out-of-pocket expenses of Manager which are directly attributable to the performance of Manager's duties in terms of Article 4 including the payroll costs of Manager's executives involved. Manager shall submit quarterly estimates of these costs and expenses to Owner in advance. These expenses shall be paid by Owner to Manager within thirty (30) days of the periodic rendition of an account therefor by Manager, duly supported by vouchers and other relevant back-up documentation but that, in regard to executive time, travel and subsistence, these reimbursable shall be limited to two hundred and fifty thousand U.S. Dollars ($250,000).

6.    Manager's Management of Owner's Property

6.1 Manager shall, subject to the terms hereof, define, alter and vary from time to time the policies and procedures to be observed in the management of the Property, which shall encompass all administrative, accounting, budgeting, marketing, personnel, operational and other practices and procedures to be observed and applied in relation to the operation of the Property, provided that Manager shall continue to operate the Property in accordance with internationally accepted luxury standards for resort hotels.

6.2 Subject only to the provisions of Article (6.1), (7) and (11) of this Agreement, Manager as exclusive agent for Owner for such purposes shall provide the management, administration, control and conduct of the Property and to that end Manager shall utilize its resources and skills and is hereby authorized and empowered to supervise, monitor, approve and otherwise oversee, or to procure the supervision, monitoring or approval, as the case may be, of the following:

      6.2.1 the selection and appointment of a General Manager, other senior executives, other managers and heads of department of the Property all of whom shall be employed on a full time basis by and for the account of Owner, as may be considered necessary from time to time;

      6.2.2 the determination of the terms of service and the remuneration payable to all members of personnel of the Property including all perquisites of employment;

      6.2.3 the conduct of purchasing of necessary provisions and supplies for the Property;

      6.2.4 the setting and maintenance of operations procedures, systems and standards for the Property commensurate with a deluxe resort hotel;

      6.2.5 the retention and periodic renewal, as applicable, of authorities and licences required in connection with the operation of the Property;

      6.2.6 the administration of such functions as are usually carried out by managers, secretaries and accountants of an hotel business similar to that which is conducted at the Owner's property;

      6.2.7 after the opening of the Property, the procurement of the furniture, fixtures, equipment and operating supplies, and of such services and other merchandise as may be required for the proper operation and maintenance of the Property;

      6.2.8 the completion and submission of returns and the compliance with other formalities required by any applicable laws, rules or regulations pertaining to property taxes, business license fees and any other legislation applicable to the operation of a property in Dubai;

      6.2.9 the planning and execution of all major advertising and promotional campaigns and other marketing activities for the promotion of the Property;

      6.2.10 the determination and establishment of tariffs, prices and rates for the facilities to be offered by the various elements of the Property;

      6.2.11 the establishment and maintenance of accounting and other appropriate managerial systems for the control and administration of the Property;

      6.2.12 the keeping of proper books of account and records as required by law and good management accounting and secretarial practices;

      6.2.13  the preparation and submission to the Owner, not later than thirty
              (30) days before the commencement of each financial year, of an annual operating plan and budget for the Property as well as an annual capital expenditure plan;

      6.2.14 the preparation and provision to the Owner of quarterly unaudited financial statements in respect of the Property, not later than six (6) weeks after the end of the quarter to which they relate;

      6.2.15 the preparation and provision to the Owner of annual audited financial statements in respect of the Property prepared in accordance with IAS by not later than ninety (90) days after the end of each financial year;

      6.2.16 to make available all books of account and other records for inspection by Owner;

      6.2.17 the maintenance of the physical plant of the Property in first class condition;

      6.2.18 generally, the doing or procurement of whatever else may be necessary to carry out the Manager's mandate as described in this Agreement.

7.7.  Entrenched Provisions

7.1 Notwithstanding anything to the contrary contained in this Agreement Manager shall not engage in, agree not to perform or undertake any of the acts, procedures or matters referred to in Article 7.2, except with the prior written approval of Owner.

7.2 The acts, procedures and matters referred to in Article 7.1 are the following: -

      7.2.1 the establishment and opening of new lines of business as agent for the Owner except those directly related to the operation of the Property;

      7.2.2 the purchase or sale of assets not provided for in any budget approved by Owner.

      7.2.3 the incurring of borrowings as agent for Owner not provided for in any budget approved by the Owner;

      7.2.4 the issuing and entering into any guarantees, indemnity or suretyship of whatsoever nature in respect of the Property and the related facilities;

      7.2.5 the pledging, mortgaging, hypothecating or encumbering of any assets of the Owner;

      7.2.6 the hiring of the Property General Manager and the Property Controller and the termination of the services of either of them;

      7.2.7 making any loan other than normal credit allowed to guests and other customers in the ordinary and usual course of business;

      7.2.8 demolishing, removing, scrapping, selling or disposing of any item forming part of the Property and the related facilities, their furnishing, fixture, furniture, equipment or motor vehicles other than in the ordinary and usual course of business;

      7.2.9   the appointing of the Property's lawyers and external auditors;
              and

      7.2.10 the hiring of any employee whose total emoluments (including without limitation salary and other benefits) exceed seventy five thousand U.S. Dollars ($75,000) per annum.

8.    Management Fees and Reimbursables

      Owner shall pay to Manager, as remuneration for the operating management services rendered under this Agreement, the amounts set out in this
      Article 8 in respect of each of Owner's financial years during the period that the Property is open to paying patrons throughout the term of this Agreement, or proportionately in respect of a fraction of such a financial year.

8.1   Base Fee

      Owner shall pay to Manager a base fee equal to one and one half percent (1 1/2%) of the Gross Revenue.

      The base fee shall be calculated by reference to the annual audited financial statements in regard to the Property, but shall be paid at quarterly intervals within forty five (45) days after the end of the quarter in respect of which the sum is payable. The payment in respect of the final quarter shall be made within fourteen (14) days of the completion, signature and certification by the Property's external auditors of the annul audited financial statements for that financial year. Each payment to be made in respect of the first three quarters shall be computed on a cumulative basis by reference to the quarterly management accounts for the preceding quarter, and on completion, signature and certification of the annual audited financial statements for the financial year the Base Fee for the whole of that year shall be computed and

      8.1.1 the amount by which the Base Fee so computed exceeds the three quarterly payments on account thereof in terms of the foregoing shall be paid immediately by Owner to Manager, or

      8.1.2 the amount by which the Base Fee is computed falls short of the three quarterly payments of account hereof in terms of the foregoing shall be paid immediately by Manager to Owner.

8.2   Incentive Fee

      Owner shall pay to Manager, in addition to the base fee, an incentive fee equal to ten percent (10%) of the Gross Operating Profit.

      The incentive fee shall be calculated by reference to the annual audited financial statements, in respect of the Property, but shall be paid at quarterly intervals, within forty five (45) days after the end of the quarter in respect of which same is payable. Teach payment to be made in respect of the first three quarters shall be computed by reference to the quarterly management account of the preceding quarter. The payment in respect of the final quarter shall be made within fourteen (14) days of the completion, signature and certification by the Property's external auditors of the annual audited financial statements for that financial year and shall be computed by taking into account the three previous payments of account thereof.

      8.2.1 If the amount of 10% of the annual Gross Operating Profits as certified by the Property's external auditors exceeds the three quarterly payments, the excess shall be paid immediately by Owner to Manager; or

      8.2.2 If the amount of 10% of the annual Gross Operating Profits as certified by the Property's external auditors falls short of the quarterly payments, the shortfall shall be paid immediately by Manager to Owner;

8.3   Reimbursement of Expenses

      Owner acknowledges that Manager and its affiliates operate an international marketing and sales organization with offices in Europe, Africa and the U.S.A. and representation through general sales agents in other territories. Owner shall bear and accordingly reimburse Manager, within thirty (30) days of receiving Manager's invoice and relevant support documentation, for all reasonable costs and expenses incurred by Manager for Owner's account under the provisions of this agreement, provided that after the opening of the property, the proposed expenses for each year will be submitted in the yearly operation budget and should be mutually agreed between the Owner and the Manager. Only agreed expenses as per the yearly budget (or by subsequent agreement between Owner and Manager), if actually incurred by the Manager, shall constitute reimbursable expenses after opening.

      By way of example, the costs and expenses to be reimbursed under this
      Article 8.3 subject to the limitations described in 8.3 shall include the following: -

      8.3.1 reasonable travel and reasonable out-of-pocket expenses directly attributable to the carrying out by the Manager of its management services in terms of this Agreement and incurred by, among others, Manager's management executives, food and beverage executives, marketing and sales executives, accounting and computer systems executives, design and construction executives and other specialist executive personnel;

      8.3.2 marketing costs incurred by Manager (other than overhead marketing office costs) directly related to the marketing and promotion of the Property, inclusive of payroll costs for time spent by personnel engaged in marketing and/or representing the Property; and

      8.3.3 the salaries and wages and other payroll costs and moving and related expenses, without any profit or premium, of employees of Manager attributable to any extended periods where they are seconded to the employment of the Owner and the Property.

8.4   Payments

      All payments by Owner to Manager in terms of this Article 8 shall be made in United States Dollars, free of bank commission or other deductions, and be remitted to such place(s) as Manager may designate from time to time.

9.    Insurance to be Maintained by Owner

9.1 Owner shall at all times during the period of any development project, procure and maintain, as may be applicable under the development project in question, adequate third party liability and property insurance protecting both Manager and Owner against loss or damage arising in connection with the preparation, construction, refurbishment, upgrading, furnishing and equipping of any of Owner's businesses, including that of contractors, subcontractors and such like in the performance of all construction and related agreements entered into in respect of the development project in question.

9.2 The Manager and the Owner shall agree to take out (as an operating expense) and maintain, at all times, with effect from the opening of the Property and throughout the continuance of this Agreement, under such insurance policies issued by such insurers as the Owner and Manager agreed, adequate coverage in relation to the Property and the related facilities and their operation against risks mutually agreed by Manager and Owner. The Manager and Owner shall agree on the level and adequacy of all insurances, and neither Manager nor Owner shall have any claim against the other with respect to adequacy of level of insurance. Notwithstanding anything to the contracy contained in this agreement, the Manager is responsible to, and shall ensure that, the following classes of insurance are maintained as agreed between Owner and Manager.

                               MINIMUM ACCEPTABLE

(a)   Property All Risks -                    Actual value of building
      Material Damage                           - and contents

(b)   Deterioration of Stock                  Actual Value

      a) Refrigerated Stocks
      b) Other Stocks and
         Working Replacements

(c)   Business Interruption                   3 years gross profit (sales
                                              less variable expense)

(d)   Workmen's Compensation Premium basis    As per U.A.E. Law is the annual
                                              wage cost

(e)   Employers Liability                     As per U.A.E. Law and up to 1.5
                                              million pound sterling or 10
                                              million Dirhams whichever is
                                              higher

(f)   Public Liability                        10 million Dirhams or 1.5 million
                                              pound sterling whichever is higher

(g)   Loss of Money       Negotiable          400.0 thousand Dirhams
                          Instruments

                          Non-negotiable      500.0 thousand Dirhams
                          Instruments

(h)   Fidelity Guarantee  No restriction      UK pound sterling 250.0 thousand
                          to any category     per employee
                          of employee

(i)   Motor Vehicles      As per Inventory
      (Including motorized
        vessels)

      Each insurance policy obtained under this Clause 9.2 shall provide that its cover will not lapse or be terminated, suspended or altered until thirty
(30) days after the relevant insurer has given notice to that effect to the Manager at the Property and to the Owner at his address as stated in this Agreement (or such other address as he may from time to time notify to the relevant insurance for the purpose).

      The Manager shall supply copies of each of the insurance policies obtained under this Clause 9.2 to the Owner forthwith upon effecting the same and of each insurance certificate and premium receipt forthwith upon receiving the same. The Owner and his representatives shall be entitled to have access to the originals of all the insurance policies obtained under this Clause 9.2 and to have produced to him or them any other evidence he or they may from time to time require that all the said policies are in full force and effect.

      The Manager shall not do or omit to do any act or thing whereby the said policies or any of them may be or become void or voidable.

      Each of the insurance policies obtained under this Clause 9.2 shall be reviewed by the Manager with the Owner at least annually during the continuance of this Agreement to determine its continuing suitability in view of exposures reasonably anticipated over the following year and, after each such review, the Manager shall take such action with regard thereto as the Owner may reasonable require, including without limitation action to increase the amount covered thereby PROVIDED that the Manager shall not without its agreement be required to decrease the amount covered by any such insurance policies.

      The Manager shall promptly cause to be investigated all accidents, claims and other occurrences which may be within the coverage of any of the insurance policies obtained under this Clause 9.2 and shall promptly report the same both to the Owner and to the relevant insurer, and shall comply strictly with the provisions of the relevant policy concerning claims made thereunder.

      If the Property or the furnishing, fixtures, furniture or equipment thereof or therein shall from any cause whatsoever be wholly or partially destroyed or rendered unfit for use;

      (a) The Owner shall, as soon as possible after receipt thereof, expend any insurance monies paid under the property insurance policy in, or so far as such monies may go towards, repair, reinstatement, reconstruction and replacement, as necessary, of the property destroyed or rendered unfit for use; and

      (b) except as provided in paragraph (a) above, the Manager shall have no claim against the Owner whether for compensation for loss of profit or opportunity or for any other matter or thing whatsoever save only for its share of any insurance monies paid under the business interruption insurance policy.

9.3 All insurances referred to in Clauses 9.1 and 9.2 shall note the interest of Manager as an "additional insured" and shall contain both severability of interest and cross liability clauses and a waiver of the insurers' rights of subrogation in favor of Manager and Owner.

10.   Damage and Destruction

      If any aspect of the infrastructure of any of the Property or any portion thereof shall be damaged or destroyed at any time or times during the term of this Agreement by fire or any casualty risk or otherwise, Owner, if it elects to repair, rebuild or replace the same, shall, at its own cost and expense and with due diligence, repair, rebuild or replace the same so that after such repairing, rebuilding or replacing, the facilities in question shall be substantially the same as prior to such damage or destruction.

11.   Alterations, Improvements and Capital Expenditure

11.1 Manager shall have the right to procure that, from time to time, such renewals, replacements, alterations, additions or improvements are effected to the Property, which are customarily made in the operation of luxury international resorts subject to the prior written approval of Owner. Manager shall submit an annual capital expenditure plan and budget to Owner for Owner's approval or alteration, not later than one month prior to the commencement of each fiscal year. Manager shall only proceed with capital expenditure which has been approved by Owner as part of the annual plan or with specific approval by Owner for items outside of the annual plan. The costs of such customary renewals, replacements, alternations, additions or improvements shall be charged directly to current expenses or shall be capitalized in the books of account of the Owner, un accordance with IAS.

11.2 If renewals, replacements, alterations, additions or improvements as referred to in Article 11.1 will involve or result in a fundamental change of the business concerned, Manager will submit or procure the submission of a budget and plan for the proposed renewals, replacements, alterations, additions or improvements to Owner for Owner's prior written approval as regards the budget cost in question provided that Owner shall reply to the submission within thirty (30) days of its receipt.

12.   Trade Name

12.1 The parties acknowledge that the name "Sun International" is or will be the exclusive property of Manager and/or any member of its group of companies world-wide. Upon the expiry or earlier termination of this Agreement for any reason, Owner shall as promptly as practicable cease using, the "Sun International" name or any other trade name or intellectual property developed, licensed or owned by Manager.

12.2 The Manager shall accord to the Property and its related facilities the status of a SUN INTERNATIONAL Hotel and the Owner shall accordingly be entitled to use that description in respect of the Property and the related facilities which shall be so described by the Manager and its respective subsidiaries and affiliate throughout the continuance of this Management Agreement. The Owner's aforesaid right to use in respect of and the Property the description of the Property's right to be described as a SUN INTERNATIONAL Hotel shall be exclusive in the Emirate of Dubai.

13.   Assignment

13.1 Manager shall be entitled at any time, without the consent of Owner (or if such consent is an inalienable right under any provision of applicable law, then owner shall grant such consent) -

      13.1.1 to cede, assign and delegate its rights and obligations under this Agreement to any company which controls, is controlled by or is under common control with Manager. Provided that such company undertakes and agrees in writing to be bound by the provisions of this Agreement.

13.2 Except as set forth in Article 13.1, Manager shall not cede, assign or delegate its rights or obligations under this Agreement without the prior written consent of Owner and any such cession, assignment, delegation or other transfer made in violation of this Article 13.2 shall be void and of no further force or effect.

13.3 The terms and conditions of this Agreement shall be binding upon and inure to the benefit of the third party(ies) to which either Manager or Owner may validly cede, assign and delegate their respective rights and obligations.

14.   Indemnification

14.1 Owner shall indemnify, save, and defend, at Owner's sole cost and expense, and hold harmless, Manager and its officers, agents, employees, representatives, shareholders and affiliates (collectively - "Owner

      Indemnitees"), from and against the full amounts of any and all Section
      14.1 Losses, excluding losses caused directly or indirectly by an Owner indemnitte's misconduct whether wilful, wanton, criminal or otherwise, negligence, fraud or any other illegal or improper act or omission or the failure to perform or observe any obligation pursuant to this Agreement. The term "Section 14.1 Losses" shall mean any and all liabilities, claim, suits, administrative proceedings, losses, damages or costs of any nature whatsoever which may be asserted against or incurred by an Owner Indemnitee arising from the proper performance of the Manager's obligations under this Agreement and the operation of the Property (except if the same arises from any of the eventualities set out in paragraph (a) to (d) below) and shall include reasonable expenses of defense including, without limitation reasonable attorneys' fees provided, however, that
      Section 14.1 Losses shall not include consequential losses or liabilities. Save as provided in this Section 14.1, Owner shall have no liability hereunder to Manager or any Manager Indemnitee for any other losses or damages.

14.2 Manager shall indemnify, save and defend, at Manager's cost and expense, and hold harmless, Owner and its officers, directors, agents, employees, representatives and affiliates (collectively - "Manager Indemnitees") from and against all Section 14.2 Losses. The term "Section 14.2 Losses" shall mean any and all liabilities, claims, suits, administrative proceedings, losses, damages or costs of any nature whatsoever (but shall specifically exclude any consequential losses or liabilities) which may be asserted against or incurred by a Manager Indemnitee arising from:

      (a) The failure of the Manager to perform or observe all or any of the obligations under this Agreement or any agreement concluded by the Manager pursuant to the powers vested in the Manager under this Agreement;

      (b) Any fraudulent, improper, illegal or gross negligent act of the Manager, any of its respective subsidiaries or affiliates or any of its respective employees or the employees of such subsidiaries or affiliates;

      (c) Any fraudulent, improper, illegal or gross negligent acts of the General Manager or the Financial Controller of the Property.

      (d) In no event shall Manager ever be responsible for Section 14.2 losses for an amount exceeding the aggregate of Insurance recovery plus the Base Fee and Incentive Fee received in the year such
            Section 14.2 Loss has occurred. Save as provided in this Section 14, Manager shall have no liability hereunder to any Manager indemnitee for any other losses or damages.

14.3 Each party to be indemnified in accordance with Clauses 14.1 and 14.2 above shall keep the party to indemnify it fully informed of all matters pertaining thereto and take such steps on behalf of the party to indemnify it as that party may reasonably require. Each such indemnity shall without limitation include the legal expenses of resisting any third party claim, suit, demand or action.

14.4 Nothing in this Agreement shall entitle either the Owner on the one hand or the Manager on the other hand to make any claim against each other to the extent that it is able to obtain compensation or reimbursement from any of the insurances provided for in Clause 9 above.

14.5 The parties agree that the waivers and disclaimers of liability, indemnities, releases from liability and limitations on liability expressed in this Clause 14 shall survive the expiry or earlier termination for any reason of this Agreement.

15. Arbitration Any dispute or difference between the parties or any of them which may arise out of or in connection with this Agreement shall be submitted to arbitration in Dubai before a panel of three arbitrators. The Owner shall appoint one such arbitrator and the other party or parties to the dispute or difference shall appoint another such arbitrator. Each such appointment shall be made within fifteen (15) days of any party to the dispute or difference giving notice to the other or others that the same shall be referred to arbitration. Within thirty (30) days after the appointment of the second such arbitrator, the first such arbitrator and the second such arbitrator shall jointly appoint the third such arbitrator but if, by the end of that period, they have been unable to agree on any such joint appointment, the third such arbitrator shall be appointed by the President for the time being of the Dubai Chamber of Commerce and Industry. The arbitration shall be conducted in accordance with such law and procedures for the time being in force in the Emirate of Dubai. The costs of the arbitration shall form an issue between the parties to the relevant dispute or difference and be borne as provided in the arbitration award. The arbitration award rendered by all or the majority of the arbitrators shall be final and binding on the parties and there shall be no appeal therefrom to any Court.

16.   Termination

16.1 Notwithstanding anything to the contrary herein contained, Owner may terminate this Agreement if -

      16.1.1 for a period of thirty (30) days (or such longer period as may be reasonable, having regard to the nature of the default and the prevailing circumstances but not in any event to exceed sixty (60)
              days) after written notice has been served on it and without reasonable cause, Manager neglects, omits, refuses or fails to discharge or diligently take action to discharge any of its material obligations hereunder, whether through the operation of law or otherwise, provided that this right of termination shall not apply or be available if such failure to discharge such obligations is cured prior to termination, or if such right of termination is not exercised within ninety (90) days after it first becomes available: or

16.2 Notwithstanding anything to the contrary herein contained, Manager may terminate this Agreement if:

      16.2.1 for a period of thirty (30) days (or such longer period as may be reasonable, having regard to the nature of the default and the prevailing circumstances but not in any event to exceed sixty (60)
              days) after written notice has been served on it and without reasonable cause, Owner neglects, omits, refuses or fails to discharge or diligently take action to discharge any of its material obligations hereunder, whether through the operation of law or otherwise, provided that this right of termination, shall not apply or be available if such failure to discharge such obligations is cured prior to termination or if such right of termination is not exercised within ninety (90) days after if first available; or

      16.2.2 Manager's association with Owner could reasonably jeopardize the qualification of Manager or one of its affiliates to hold a gaming license in any jurisdiction.

16.3 The rights granted in Article 16.1 and 16.2 shall be in addition to any and all rights and remedies for breach of contract granted by the laws as designated by Article 18.6, subject, however, to the provisions of Article 14; provided, however, that in the event of a breach of this Agreement by Owner or Manager, the parties hereby waive any and all claims either may have for consequential losses or damages resulting from such breach.

16.4 Notwithstanding the foregoing, neither party shall be deemed to be in default under this Agreement if a bona fide dispute with respect to any of the foregoing events or default has arisen between the parties and such dispute has been submitted to arbitration.

16.5 Except in the case of a termination by Manager pursuant to Article 16.2.1, if this Agreement is terminated pursuant to Article 16.1, Owner shall have the right to elect, by written notice delivered to Manager within three
      (3) business days after the date on which Manager first gives notice of its election to terminate this Agreement, to continue this Agreement in force for a transitional period reasonably sufficient to allow Owner to retain an alternative manager; and Owner and Manager shall agree on reasonable compensation for Manager for such transitional period.

16.6 If no agreement is reached between Owner and Manager on the management fee after ten years from the opening of the property as provided in Clause 3.2 above, termination may be effected by giving not less than twelve (12) months notice after the end of the tenth year of operation of the Property.

17.   Force Majeure

      If by reason of war, terrorism, explosion, bombing, revolution, riots, civil commotion, strikes, lockout, inability to obtain labor or materials, fire, flood, storm, earthquake, hurricanes, tornado, drought or other acts or elements, accident, government restrictions or appropriation or other causes, whether like or unlike the foregoing, beyond the reasonable control of either party hereto, such party is unable to perform in whole or in part its obligations under this Agreement, then such party shall be relieved of those obligations to the extent it is so unable to perform and such inability to perform so caused shall not make such party liable to the other.

18.   Miscellaneous

18.1  Funding of Owner accounts

      Notwithstanding anything to the contrary in this Agreement contained, Manager shall not be obligated to perform its duties and shall be excused from its obligations and responsibilities hereunder to the extent that funds to be provided by Owner are not available to allow Manager to perform such duties pursuant to the provisions of this Agreement.

18.2  Manager's right to request instructions

      At any time, Manager may, if it reasonably deems it to be necessary or appropriate, request written instructions from Owner within a reasonable period prior to the necessity for taking action with respect to any matter contemplated by this Agreement where the approval of the Owner is required, and may defer action thereon pending receipt of such written instructions. Owner shall promptly respond to any such request for written instructions. Actions taken by Manager, its officers, employees and representatives in accordance with the written instructions of Owner, or failures to act by such persons pending the receipt of such written instructions, shall be deemed to be proper conduct within the scope of Manager's authority under this Agreement.

18.3  Independent contractors

      Manager shall be an independent contractor with respect to the performance of its duties hereunder. Neither Manager nor its employees or other agents employed in the performance of such duties shall be deemed to be agents, partners, joint venturers, representatives or employees of Owner, except to the extent of the agency expressly created under this Agreement.

18.4  Conflicts

      Nothing contained in this Agreement shall be construed so as to restrict or prevent, in any manner, Manager from engaging in any other businesses or investments during the term of this Agreement, including, without limitation, any similar or competitive operations to those of Owner, anywhere in the world except in the Emirate of Dubai without the prior written approval of the Owner. Owner acknowledges that Manager and/or its affiliates operate and/or manager other hotels, casinos and resorts presently and may in the future operate and/or manage additional hotels, casinos and resorts in different areas of the world, and that marketing efforts may cross over into the same markets and with respect to the same potential customer base.

18.5  Notices

      All notices, requests, approvals, demands and other communications by either party to the other pursuant to this Agreement shall be in writing and be deemed to have been duly given and to be effective fifteen (15) business days after being mailed by registered/certified pre-paid airmail, or on the first business day after the deliver thereof or the transmission thereof by facsimile, to either party at its address set out on the first page hereof or to such other address as the parties may designate from time to time by similar notice.

18.6  Applicable Law

      This Agreement shall be construed, interpreted and applied in accordance with, and governed by, the laws in force in the Emirate of Dubai.

18.7  Sole record

      This document constitutes the sole record of the Agreement between the parties concerning the subject matter thereof. No addition or variation to, or agreed cancellation of this Agreement shall be of any force or effect unless in writing and signed by the parties.

18.8  Indulgence - no waiver

      No indulgence by either party ("the grantor") to the other ("the grantee") shall constitute a waiver by the grantor, except in the instance and to the extent given, nor preclude the grantor from exercising any rights against the grantee arising before or after the grant of such indulgence.

18.9  Severability

      Any provision of this Agreement which may for any reason be held to be unlawful or invalid shall be severable from the remaining provisions of this agreement, which shall remain in full force and effect.

18.10 Interpretation

      The Table of Contents and captions to the Articles shall not be used in the interpretation of this Agreement. Unless the context indicates a contrary intention, an expression which denotes any gender shall include the other genders, a natural person shall include an artificial person and vice versa and the singular shall include the plural and vice versa.

19. Sun International Hotels Limited agrees that it will cause all obligations of Manager under this Agreement to be performed and observed fully and faithfully.


      Signed


      __________________________________________
      For the Government of Dubai


      Date _____________________________________


      Signed


      __________________________________________
        For Sun International Management Limited

      Date _____________________________________


      Signed


      __________________________________________
        For Sun International Hotels Limited


      Date _____________________________________


                                   SCHEDULE A

                            SCHEDULE OF DEPRECIATION

NO.    CATEGORY                                            YEARS OF DEPRECIATION
---    --------                                            ---------------------

1)     Major laundry equipment                             10/15
2)     Small laundry equipment                             5
3)     Major/heavy kitchen equipment                       10
4)     Small/light kitchen equipment                       5
5)     Fixed/heavy furniture                               10/15
6)     Moveable/light furniture                            5/10
7)     Motor vehicles                                      3
8)     Soft furnishings                                    3/5
9)     Unclassified fixtures and fittings - Category (A)   3/5
                                          - Category (B)   3/5
10)    Communication/audio-visual equipment -
                                   telephone systems       10
                                   Other equipment         5

11)    Accounting and office equipment software            3/5
12)    Catering equipment                                  5/10
13)    Fire fighting equipment                             5/10

14)    Gym/leisure/out-door equipment                      5
15)    Gain/loss on disposal - credit/debit depreciation expense

 -

APPLIES ONLY TO ADDITIONS AND REPLACEMENTS:

16)    Boilers                                             20
17)    Chillers                                            20
18)    Generators                                          20
19)    Bathroom fittings                                   5/15
20)    Electrical light fittings                           10/15
21)    Water supply system/pumps                           5/15